Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information, contact:

Liz Bauer, Senior Vice President

(303) 804-4065

E-mail: liz_bauer@csgsystems.com

CSG SYSTEMS INTERNATIONAL, INC.

ANNOUNCES SUCCESSFUL COMPLETION OF

STOCK OPTION EXCHANGE PROGRAM

ENGLEWOOD, COLO. (December 19, 2003) - CSG Systems International, Inc., (NASDAQ: CSGS), today announced the successful completion of its exchange program for certain outstanding stock options held by CSG employees. The exchange program expired at 5:00 p.m. Eastern Time on December 17, 2003.

CSG accepted for exchange and cancelled outstanding options to purchase approximately 3,546,072 shares of CSG’s common stock and in exchange for such cancelled options granted approximately 1,193,381 shares of restricted stock, which will vest ratably over a three-year period. Employees of CSG eligible to participate in the exchange elected to exchange options covering approximately 90.8%of the total number of shares covered by options that were eligible for exchange.

The senior executive officers and non-employee directors of CSG were not eligible to participate in the exchange program.

The terms and conditions of the exchange program are set forth in a Schedule TO on file with the Securities and Exchange Commission.

Additional Information

For additional information about CSG, please visit CSG’s web site at www.csgsystems.com.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) and its wholly owned subsidiaries serve more than 265 service providers in more than 40 countries. CSG is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our Web site at www.csgsystems.com.

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to, CSG’s ability to continue to perform satisfactorily under the terms of its existing contract with Comcast, as well as the level of cooperation between CSG and Comcast on the opportunities and obligations presented by the contract. Further, should Comcast terminate the Master Subscriber Agreement unilaterally and only be liable to CSG for contract damages in the amount of $44 million, it would have a material adverse impact on the financial condition of CSG and its overall future operations. Additional risk factors include: 1) the continued acceptance of CSG CCS/BP, CSG Kenan FX

CSG Systems International, Inc.

November 18, 2003

and their related products and services; 2) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 3) significant forays into new markets, which may prove costly and unprofitable; 4) the degree to which CSG’s expectations of market penetration and consumer acceptance of broadband, wireline and wireless services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of that market; 5) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 6) CSG’s ability to expand and effectively operate its business internationally; 7) CSG’s ability to renew software maintenance contracts and sell additional software products and services to existing and new clients, both domestically and internationally; 8) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk; 9) CSG’s ability to properly manage its international operations, which are much more complex and carry higher collections risk; and 10) CSG’s ability to implement a cost reduction program, with a risk of material restructuring charges, that achieves the expected savings over the next five quarters while simultaneously not jeopardizing its revenue opportunities. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.

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